UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2012

BFC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) As reported in its Annual Report on Form 10-K for the year ended December 31, 2011, BFC Financial Corporation (the “Company”) recently entered into an agreement with the holders of the Company’s 5% Cumulative Preferred Stock which contemplated certain amendments to the previously designated relative rights, preferences and limitations of the Company’s 5% Cumulative Preferred Stock. On April 4, 2012, the Company filed Articles of Amendment (the “Amendment”) to its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to effect such amendments.

As previously disclosed, under the Articles of Incorporation, the Company may, at its option, redeem outstanding shares of its 5% Cumulative Preferred Stock at redemption prices ranging from $1,020 per share during the twelve-month period ending April 29, 2012 to $1,000 per share during and after the twelve month-period ending April 29, 2016. In addition to such optional redemption right, pursuant to the Amendment, the Company is now required to redeem 5,000 shares of its 5% Cumulative Preferred Stock for an aggregate redemption price of $5,000,000 ($1,000 per share) during each of the years ending December 31, 2016, 2017 and 2018, to the extent not previously redeemed pursuant to the optional redemption right.

The Amendment also provides that, in the event that the Company defaults on its dividend or mandatory redemption obligations with respect to its 5% Cumulative Preferred Stock, then the holders of the 5% Cumulative Preferred Stock will be entitled to receive from the Company shares of common stock of Bluegreen Corporation (“Bluegreen”) owned by the Company having, in the aggregate, a “fair market value” equal to the amount of the dividend or redemption payment, as the case may be, to the extent not timely paid; provided that the maximum number of shares of Bluegreen’s common stock which the holders of the 5% Cumulative Preferred Stock will be entitled to receive as a result of one or more defaults with respect to the Company’s mandatory redemption obligation will be 5,000,000 shares (subject to adjustment in the case of a stock split or other applicable share combination or division affecting Bluegreen’s common stock). Pursuant to the Amendment, “fair market value” will be based on the average closing price of Bluegreen’s common stock on the New York Stock Exchange during the ten-trading day period ending on, and including, the date of default. In consideration of the foregoing, the Amendment eliminated the requirement previously contained in the Articles of Incorporation for the Company to redeem shares of its 5% Cumulative Preferred Stock with the net proceeds it receives in the event it sells any of its shares of common stock of Benihana Inc. (“Benihana”) or in the event any of its shares of Benihana’s common stock are redeemed by Benihana. Additionally, in connection with the Company’s previously reported conversions of all of its shares of Benihana’s Series B Convertible Preferred Stock into shares of Benihana’s common stock, the Amendment eliminated the provision previously contained in the Articles of Incorporation pursuant to which the holders of the Company’s 5% Cumulative Preferred Stock had the right, in the event the Company defaulted on its dividend payment obligations with respect to its 5% Cumulative Preferred Stock, to receive directly from Benihana the payments due.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, effective April 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BFC FINANCIAL CORPORATION

Date: April 4, 2012	By:	/s/ John K. Grelle
John K. Grelle,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

3.1	Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, effective April 4, 2012